FOR IMMEDIATE RELEASE	NEWS
May 13, 2021	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports First Quarter 2021 Financial and Operating Results

First Quarter 2021 Highlights

•The Company continued to generate free cash flow with steady utilization
◦Cash balance increased 6.1% to $30.7 million in the first quarter of 2021 from $28.9 million at year end 2020 due to strong operating cash flow and reduced capital expenditures.
◦Utilization remained steady on both a horsepower (65.2% at March 31, 2021 vs. 65.6% at December 31, 2020) and a unit (56.5% at March 31, 2021 vs. 57.3% at December 31, 2020) basis.
•Rental revenue of $15.3 million, an increase of 4.1% when compared to the fourth quarter of 2020.
•Net loss of $394,000 ($0.03 loss per basic and diluted share) a reduction of $1.5 million when compared to the fourth quarter of 2020.
•Total Adjusted Gross Margins increased 5.5% and 9.8% from the first and fourth quarter of 2020, respectively.
•Adjusted EBITDA of $6.5 million. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.
•Entered into a new five year $20 million Credit Agreement with Texas Capital Bank, N.A. as Sole Lender and Administrative Agent.

MIDLAND, Texas May 13, 2021 - Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment and services to the energy industry, today announced financial results for the three months ended March 31, 2021.

Revenue: Total revenue for the three months ended March 31, 2021 increased to $18.4 million from $17.9 million for the three months ended March 31, 2020. This increase was primarily due to an increase in sales revenue resulting from higher compressor and parts sales. Rental revenue decreased 4.7% to $15.3 million in the first quarter of 2021 from $16.1 million in the first quarter of 2020 due to declines in unit utilization. As of March 31, 2021 we had 1,265 units (287,914 horsepower) rented units compared to 1,383 units (298,143 horsepower) rented units as of March 31, 2020. Sequentially, total revenue increased 8.2% in the first quarter of 2021 compared to $17.0 million in the fourth quarter of 2020 primarily due to increased compressor sales and rental revenue.

Gross Margins: Total gross margins increased 19.1% to $2.4 million for the three months ended March 31, 2021 compared to $2.0 million for the same period in 2020. Total adjusted gross margin, exclusive of depreciation, for the three months ended March 31, 2021, increased 5.5% to $8.6 million from $8.1 million for the same period ended March 31, 2020. This increase was primarily attributable to an increase in sales revenue and lower unabsorbed fabrication costs partially offset by slightly lower rental margins. Sequentially, total gross margin increased 49.7% to $2.4 million for the three months ended March 31, 2021 compared to $1.6 million for the three months ended December 31, 2020. Excluding depreciation, total adjusted gross margin increased 9.8% to $8.6 million during the first quarter of 2021 compared to $7.8 million during the fourth quarter of 2020. This sequential increase was primarily due to higher rental margins and, to a lesser extent, higher sales margins. Please see discussions of Non-GAAP Financial Measures - Adjusted Gross Margin, below.

Operating Loss: Operating loss for the three months ended March 31, 2021 was $369,000 compared to an operating loss of $273,000 for the three months ended March 31, 2020. Operating loss increased due to increased selling, general and administrative ("SG&A") expenses and slightly lower rental margins, partially offset by improved sales margins. SG&A expenses increased due to changes in our deferred compensation liability as we recorded an unrealized gain from a reduction in the liability during the first quarter of 2020 compared with an unrealized loss due to an increase in the liability during the first quarter of 2021. These changes resulted in incremental expense of approximately $468,000. Operating loss improved 83.5% in the first quarter of 2021 to $369,000 from $2.2 million during the fourth quarter of 2020. This sequential increase was primarily due to higher compressor sales and rental revenue as well as reduced SG&A expenses. SG&A decreased by $583,000 sequentially primarily due to a decreased compensation expense as well as a decrease in unrealized loss on deferred compensation between quarters and reduced professional fees.

Net (Loss) Income: Net loss for the three months ended March 31, 2021 was $394,000 ($(0.03) per basic and diluted shares) compared to net income of $4.1 million ($0.31 and $0.30 per basic and diluted shares, respectively) for the three months ended March 31, 2020. The decrease in net income during the first quarter of 2021 was mainly due to a $4.5 million income tax benefit realized in the first quarter of 2020 related to the CARES Act. Sequentially, net loss during the first quarter of 2021 of $394,000 ($0.03 per basic and diluted shares) compares to net loss of $1.9 million ($0.14 per basic and diluted shares) during the fourth quarter of 2020. This sequential increase was primarily due to higher compressor sales and rental revenues as well as reduced SG&A expenses.

Adjusted EBITDA: Adjusted EBITDA increased 3.5% to $6.5 million for the three months ended March 31, 2021 from $6.3 million for the same period in 2020. This increase was attributable to higher sales margins partially offset by higher cash SG&A expenses. Sequentially, adjusted EBITDA increased 21.2% to $6.5 million for the three months ended March 31, 2021 from $5.4 million in the previous quarter. This increase was attributable to higher rental and sales margins combined with reduced cash SG&A expenses.

Cash flows: At March 31, 2021, cash and cash equivalents were approximately $30.7 million, while working capital was $63.2 million with no outstanding debt. For the three months of 2021, cash flows from operating activities was $7.4 million, while cash flows used in investing activities was $5.0 million. Cash flows used in investing activities included $5.0 million in capital expenditures, of which $4.5 million was dedicated to rental capital expenditures.

Commenting on First Quarter 2021 results, Stephen C. Taylor, President and CEO, said:
"Our first quarter results continue to trend toward a more stable oilfield and increasing levels of activity as we move further away from the impacts of the coronavirus pandemic, including reduced demand and weak pricing for energy companies.

Our rental revenue increased 4% sequentially and was driven by increased rentals of our large horsepower units. Our sales revenues improved and gross margins across all product lines strengthened. Unit and horsepower utilization remained solid and we generated adjusted EBITDA of $6.5 million, an increase of 21% over the fourth quarter of 2020. Our operating cash flow for the quarter was $7.4 million. We are especially pleased with the progress in the quarter given the February winter storm which effectively shuttered Texas and the region for nearly two weeks.

We also announced the appointment of our new Chief Financial Officer, Micah Foster, and the closing of our new credit facility with Texas Capital Bank, strengthening our financial team and further strengthening our financial flexibility and liquidity. Our Board of Directors appointed Nigel Jenvey to replace Frank Hughes who is retiring. Nigel is a recognized authority on energy environmental issues, including two decades focused on developing carbon capture technologies. Coincident with Nigel's appointment, the Board announced its decision to transform the former Governance Committee into the Environmental, Social and Governance Committee with Nigel as the chairman, another step in support of the Company's commitment to continuous improvement in environmental, social and governance issues, including strong sponsorship for such initiatives from our Board."

Selected data: The tables below show, for the three months ended March 31, 2021 and 2020, revenues and percentage of total revenues, along with our gross margin and adjusted gross margin (exclusive of depreciation and amortization), as well as, related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue
	Three months ended March 31,
	2021		2020
	(in thousands)
Rental	$15,341	83%	$16,100	90%
Sales	2,711	15%	1,450	8%
Service & Maintenance	345	2%	340	2%
Total	$18,397		$17,890

	Gross Margin
	Three months ended March 31,
	2021		2020
	(in thousands)
Rental	2,123	14%	2,197	14%
Sales	23	1%	(361)	(25)%
Service & Maintenance	288	83%	207	61%
Total	$2,434	13%	$2,043	11%

	Adjusted Gross Margin (1)
	Three months ended March 31,
	2021		2020
	(in thousands)
Rental	$8,185	53%	$8,203	51%
Sales	95	4%	(289)	(20)%
Service & Maintenance	297	86%	215	63%
Total	$8,577	47%	$8,129	45%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The following table calculates gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended March 31,
	2021	2020
	(in thousands)
Total revenue	18,397	$17,890
Costs of revenue, exclusive of depreciation	(9,820)	(9,761)
Depreciation allocable to costs of revenue	(6,143)	(6,086)
Gross margin	2,434	2,043
Depreciation allocable to costs of revenue	6,143	6,086
Adjusted Gross Margin	$8,577	$8,129

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, non-cash stock compensation expense, impairment of goodwill, increases in inventory allowance and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income (loss).

The following table reconciles our net (loss) income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended March 31,
	2021	2020
	(in thousands)
Net (loss) income	$(394)	$4,082
Interest expense	1	3
Income tax expense (benefit)	125	(4,543)
Depreciation and amortization	6,297	6,240
Non-cash stock compensation expense	474	502
Adjusted EBITDA	$6,503	$6,284

Conference Call Details:

Teleconference: Thursday, May 13, 2021 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.  All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months ended March 31, 2021.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression equipment and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and combustion systems for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results. Those risks include, among other things: the potential impacts of the COVID-19 pandemic on the Company’s business; a prolonged, substantial reduction in oil and natural gas prices which could cause a decline in the demand for NGS's products and services; the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K, as well as the Company’s Form 10-Q for the quarterly period ended March 31, 2021, as filed with the Securities and Exchange Commission.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	March 31, 2021		December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$30,683		$28,925
Trade accounts receivable, net of allowance for doubtful accounts of $1,155 and $1,161, respectively	12,724		11,884
Inventory	19,982		19,926
Federal income tax receivable	11,538		11,538
Prepaid income taxes	62		66
Prepaid expenses and other	81		379
Total current assets	75,070	17890000	72,718
Long-term inventory, net of allowance for obsolescence of $37 and $221, respectively	1,105		1,065
Rental equipment, net of accumulated depreciation of $181,385 and $175,802, respectively	206,436		207,585
Property and equipment, net of accumulated depreciation of $14,521 and $13,916, respectively	21,601		21,749
Right of use assets - operating leases, net of accumulated amortization of $410 and $356, respectively	429		483
Intangibles, net of accumulated amortization of $2,040 and $2,008, respectively	1,119		1,151
Other assets	2,158		2,050
Total assets	$307,918		$306,801
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,181		$2,373
Accrued liabilities	10,483		6,770
Line of credit	—		417
Current operating leases	169		198
Deferred income	34		1,103
Total current liabilities	11,867		10,861
Deferred income tax liability	42,013		41,890
Long-term operating leases	260		285
Other long-term liabilities	2,378		2,221
Total liabilities	56,518		55,257
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—		—
Common stock, 30,000 shares authorized, par value $0.01; 13,358 and 13,296 shares issued, respectively	134		133
Additional paid-in capital	112,864		112,615
Retained earnings	138,892		139,286
Treasury Shares, at cost, 38 shares	(490)		(490)
Total stockholders' equity	251,400		251,544
Total liabilities and stockholders' equity	$307,918		$306,801

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)

	Three months ended
	March 31,
	2021	2020
Revenue:
Rental income	$15,341	$16,100
Sales	2,711	1,450
Service and maintenance income	345	340
Total revenue	18,397	17,890
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	7,156	7,897
Cost of sales, exclusive of depreciation stated separately below	2,616	1,739
Cost of service and maintenance, exclusive of depreciation stated separately below	48	125
Selling, general and administrative expenses	2,649	2,162
Depreciation and amortization	6,297	6,240
Total operating costs and expenses	18,766	18,163
Operating loss	(369)	(273)
Other income (expense):
Interest expense	(1)	(3)
Other income (expense), net	101	(185)
Total other income (expense), net	100	(188)
Loss before provision for income taxes	(269)	(461)
Income tax (expense) benefit	(125)	4,543
Net (loss) income	$(394)	$4,082
(Loss) earnings per share:
Basic	$(0.03)	$0.31
Diluted	$(0.03)	$0.30
Weighted average shares outstanding:
Basic	13,263	13,157
Diluted	13,263	13,416

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Three months ended
	March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(394)	$4,082
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	6,297	6,240
Deferred income taxes	123	337
Stock-based compensation	474	502
Bad debt allowance	15	21
Gain on sale of assets	—	(68)
Loss (gain) on company owned life insurance	(98)	262
Changes in operating assets and liabilities:
Trade accounts receivables	(855)	(1,434)
Inventory	(100)	1,616
Federal income tax receivable	—	(14,992)
Prepaid expenses and prepaid income taxes	301	344
Accounts payable and accrued liabilities	2,523	1,013
Deferred income	(1,069)	550
Deferred tax liability increase due to tax law change	—	10,103
Other	164	(301)
NET CASH PROVIDED BY OPERATING ACTIVITIES	7,381	8,275
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(4,965)	(6,679)
Purchase of company owned life insurance	(17)	(54)
Proceeds from sale of property and equipment	—	68
NET CASH USED IN INVESTING ACTIVITIES	(4,982)	(6,665)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of other long-term liabilities, net	—	(2)
Repayments of line of credit	(417)	—
Taxes paid related to net share settlement of equity awards	(224)	(149)
NET CASH USED IN FINANCING ACTIVITIES	(641)	(151)
NET CHANGE IN CASH AND CASH EQUIVALENTS	1,758	1,459
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	28,925	11,592
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$30,683	$13,051
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$1	$3
Income taxes paid	$—	$40
NON-CASH TRANSACTIONS
Right of use asset acquired through an operating lease	$—	$4